Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION REPORTS
FIRST QUARTER PROFIT TOTALED $871,000
BILOXI, MS (April 21, 2010)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $871,000 in the first quarter of 2010, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Earnings in the first quarter of 2010 increased 155% over fourth quarter of 2009 and declined 48% from first quarter of the previous year.
Earnings per share totaled $.17 per weighted average share for the first quarter of 2010, down from $.33 per share for the same period last year. Earnings per share figures are based on weighted average shares outstanding of 5,151,697 for the three months ended March 31, 2010 and 5,221,950 for the three months ended March 31, 2009.
“Our earnings were again impacted by provisions for loan losses,” said Swetman. “However, net interest income increased 11.4% and net interest margin rose 33 basis points or 10% over the previous quarter. The size and extent of our loan loss reserves will remain the most important single factor in our earnings for as long as the next two years,” he added.
Provision for loan losses totaled $1,150,000 for the most recent quarter, compared to $1,500,000 in the last quarter of 2009 and $5,225,000 for all of last year.
Loan volume decreased 5.8% from first quarter of 2009, reflecting a lower level of demand. “We continue our lending program, because we have the funds,” said Swetman, “but demand remains sluggish. Until businesses can be more certain about their prospects for the future, demand will be slow”, he said.
Founded in 1896, with $866 million in assets as of March 31, 2010, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)
EARNINGS SUMMARY

Three Months Ended March 31,	2010	2009
Net interest income	$6,993	$6,274
Provision for loan losses	1,150	348
Non-interest income	2,133	2,622
Non-interest expense	6,929	6,555
Income taxes	175	290
Net income	871	1,703
Earnings per share	.17	.33
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

Three Months Ended March 31,	2010	2009

Allowance for loan losses, beginning of period	$7,828	$11,114
Recoveries	55	105
Charge-offs	(755)	(194)
Provision for loan losses	1,150	348

Allowance for loan losses, end of period	$8,278	$11,373

PERFORMANCE RATIOS

March 31,	2010	2009

Return on average assets	.40%	.74%
Return on average equity	3.33%	6.41%
Net interest margin	3.69%	3.15%
Efficiency ratio	87%	77%
BALANCE SHEET SUMMARY

March 31,	2010	2009

Total assets	$865,933	$910,417
Loans	448,874	476,522
Securities	336,818	353,202
Other real estate (ORE)	1,751	812
Total deposits	526,967	546,183
Total federal funds purchased	154,392	227,909
Shareholders’ equity	105,698	105,507
Book value per share	20.52	20.41
Weighted average shares	5,151,697	5,221,950
PERIOD END DATA

March 31,	2010	2009

Allowance for loan losses as a percentage of loans	1.84%	2.39%
Loans past due 90 days and still accruing	10,732	6,733
Nonaccrual loans	21,432	17,211
Primary capital	13.02%	12.78%